Exhibit 99.1

The Lubrizol Corporation

29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Joanne Wanstreet	James S. Baldwin
	440/347-1252	440/347-1838
Web Site: http://www.lubrizol.com

LUBRIZOL ANNOUNCES 2003 EARNINGS MEET GUIDANCE

Record revenues for the year of $2.05 billion

CLEVELAND, Ohio, February 6, 2004 – The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings for 2003 were $90.8 million, or $1.76 per share, after a restructuring charge of $.29 per share, which compares to November guidance in the range of $1.72 to $1.82 per share. Consolidated earnings for 2002 were $118.5 million, or $2.30 per share after a $.15 per share write-off of goodwill related to a required accounting change. Excluding the restructuring charge and the cumulative effect of the accounting change in 2003 and 2002 respectively, earnings were $2.05 in 2003 compared to $2.45 in 2002. For the full year 2003, consolidated revenues of $2.05 billion were 3 percent higher than $1.98 billion for 2002.

Fourth Quarter Results

Consolidated earnings for the fourth quarter ended December 31, 2003 were $11.1 million or $.21 per share, after a pre-tax restructuring charge of $15.1 million, or $.19 per share, related to workforce reductions announced in November. Consolidated earnings for the fourth quarter of 2002 were $25.5 million. Excluding the restructuring charge, earnings were $.40 per share for the fourth quarter of 2003, compared to $.49 per share in 2002. Compared to the prior year, earnings for the fourth quarter of 2003 were affected by lower shipment volume and higher raw material costs, which more than offset higher average selling price.

Consolidated revenues for the quarter increased 4 percent to $519.4 million compared to $497.7 million in the fourth quarter of 2002. Excluding acquisitions, revenues for the quarter were up 2 percent from the comparable period a year ago.

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The effective tax rate for the year was lowered to 29.7 percent from the 31 percent estimated annual tax rate of the third quarter. The rate reduction was based on higher than expected non-taxable currency translation gains.

Segment Results

In the fluid technologies for transportation (FTT) segment, revenues of $388.8 million for the fourth quarter were even with the fourth quarter of 2002. The effects of favorable currency and stronger price/mix on revenues offset an 8 percent volume decline. FTT shipment volume was down in all geographic regions (North America, Europe, Asia-Pacific/Middle East and Latin America) compared to the fourth quarter of 2002. Compared to the third quarter of 2003, however, FTT volume increased 1 percent. Average raw material cost for FTT increased 8 percent in the fourth quarter and STAR (selling, testing, administrative and research) expenses were down 7 percent from the comparable period a year earlier. Segment contribution income for FTT of $64.3 million declined 6 percent in the quarter compared to the fourth quarter, 2002. For the full year 2003, FTT revenues of $1.55 billion were down 1 percent from 2002 and FTT segment contribution declined 8 percent to $286.9 million.

Fluid technologies for industry (FTI) segment revenues of $122.1 million for the quarter increased 19 percent compared to the fourth quarter of 2002. Excluding acquisitions, FTI revenues grew 9 percent from organic growth, with the strongest gains in additives for coatings and inks, metalworking fluids and compressor lubricants, as well as ingredients for personal care products. Segment contribution income of $17.8 million was 6 percent higher than the fourth quarter last year. FTI revenues for the full year 2003 grew 21 percent to $464.1 million, with acquisitions and organic growth contributing about equally to the increase. Segment contribution for FTI for 2003 was $73.3 million, an increase of 4 percent over 2002. This amount was affected by plant start-up costs and a one-time event announced previously.

Revenues in the “all other” segment, which includes emissions control systems, fluid metering equipment and PuriNOx™ low-emissions diesel fuel technology were $8.5 million for the quarter and $33.3 million for the year, representing 31 percent increases from both comparable periods in 2002. Segment contribution losses were $2.5 million for the quarter compared to $2.8 million a year ago. For the full-year comparison, losses decreased 25 percent.

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Commenting on the results, W. G. Bares, Chairman and Chief Executive Officer, said, “Earnings met the guidance we issued in early November. As expected, fourth quarter FTT shipment volumes were lower than a year ago. The fourth quarter usually has the lowest volume of the year for FTT, but we are encouraged that shipment volume increased slightly from the soft third quarter of 2003. Currency was positive for the quarter, but raw material costs continued to pressure margins.

“By year-end we substantially completed the cost reduction programs initiated in 2003, and we expect annualized savings of approximately $20 million. We made progress on our growth agenda, as we integrated the third-quarter acquisitions into FTI’s business units for foam control additives and personal care ingredients. Both acquisitions were accretive in their first full quarter. In addition, we recently completed the acquisition of Avecia Additives coatings and inks business. Integration with our existing coatings and inks additives business is already under way. In FTT, we completed development of GF-4, the next standard change for North American passenger car lubricants. GF-4 meets challenging technical requirements for emissions reductions and fuel economy and we are prepared for the rollout to begin in 2004.

“Also in FTT, earlier this week we announced price increases for products sourced from North American and Latin American facilities. These actions are necessary to respond to recent increases in the prices of raw materials and energy.”

Outlook

Commenting on 2004 outlook, Mr. Bares said, “Looking ahead, we believe we will achieve 2004 earnings in the range of $2.25 to $2.40 per share for the year and $.53 to $.58 per share for the first quarter. Our guidance assumes ongoing challenges from persistently high raw material and natural gas utility costs, higher pension, health care and insurance expenses and a higher tax rate. We are also projecting business gains and stronger customer demand and pricing in FTT, continuing growth in FTI and savings from our 2003 cost reduction programs. As we enter 2004, we believe the challenges we addressed in 2003 have prepared us for earnings growth this year.”

An audio webcast of the fourth quarter earnings conference call with investors will be available today at 11:00 a.m. Eastern time on www.lubrizol.com and will be archived for 30 days.

The Lubrizol Corporation (NYSE: LZ) is a global provider of specialty additives and fluid technologies. These high-performance technologies focus on chemicals, systems and services

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for transportation and industry. The company’s customers use its technology to enhance a wide variety of end-use products, including engine lubricants and fuel; gear oils and other vehicle-related fluids; hydraulic fluids and emission control systems; greases and industrial fluids; personal care products and industrial cleaners; paints, coatings and inks; and mining chemicals.

Lubrizol was founded in 1928 and owns and operates 37 manufacturing plants in 16 countries.

The Wickliffe, Ohio-based company has 53 sales and technical offices and more than 5,000 employees worldwide. Its three research centers are located in Wickliffe, Ohio; Hazelwood, England; and Kinuura, Japan. The company had revenues of $2 billion and earnings of $90.8 million in 2003. For more information, visit www.lubrizol.com.

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This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release are contained in the company’s latest annual report to its shareholders, which is available upon request.

THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Data)

	Fourth Quarter December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net sales	$518,718	$496,644	$2,049,101	$1,980,289
Royalties and other revenues	648	1,024	3,022	3,578

Total revenues	519,366	497,668	2,052,123	1,983,867
Cost of sales	389,432	364,425	1,507,792	1,416,255
Selling and administrative expenses	53,291	50,240	202,904	196,940
Research, testing and development expenses	43,677	43,629	166,942	168,303
Restructuring charge	15,087	—	22,534	—

Total cost and expenses	501,487	458,294	1,900,172	1,781,498
Other income (expense) — net	1,341	1,704	(1,565)	(5,380)
Interest (expense) — net	(5,661)	(4,665)	(21,315)	(16,601)

Income before income taxes and cumulative effect of change in accounting principle	13,559	36,413	129,071	180,388
Provision for income taxes	2,489	10,923	38,297	54,116

Income before cumulative effect of change in accounting principle	11,070	25,490	90,774	126,272
Cumulative effect of change in accounting principle				(7,785)

Net income	$11,070	$25,490	$90,774	$118,487

Net income per share:
Net income before cumulative effect of change in accounting principle	$0.21	$0.49	$1.76	$2.45
Cumulative effect of change in accounting principle				(0.15)

Net income per share	$0.21	$0.49	$1.76	$2.30

Diluted net income per share:
Income before cumulative effect of change in accounting principle	$0.21	$0.49	$1.75	$2.44
Cumulative effect of change in accounting principle				(0.15)

Net income per share, diluted	$0.21	$0.49	$1.75	$2.29

Weighted average common shares outstanding	$51,769	$51,630	$51,702	$51,514

THE LUBRIZOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands of Dollars)

	December 31, 2003	December 31, 2002
Assets

Cash and short-term investments	$258,699	$266,428
Receivables	324,567	295,508
Inventories	311,919	302,968
Other current assets	42,663	44,875

Total current assets	937,848	909,779
Property and equipment — net	689,994	679,155
Goodwill and intangible assets — net	271,128	211,514
Investment and other assets	43,346	59,689

Total	$1,942,316	1,860,137

Liabilities and Shareholders’ Equity

Short-term debt and current portion of long-term debt	$2,899	$17,046
Other current liabilities	296,578	290,695

Total current liabilities	299,477	307,741
Long-term debt	386,726	384,845
Other noncurrent liabilities	251,527	244,911

Total liabilities	937,730	937,497

Minority interest in consolidated companies	51,281	53,388

Shareholders’ equity	953,305	869,252

Total	$1,942,316	$1,860,137

THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands of Dollars)

	Twelve Months Ended December 31,
	2003	2002
Cash provided from (used for):

Operating activities:
Net income	$90,774	$118,487
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	100,423	95,831
Cumulative effect of change in accounting principle		7,785
Restructuring charge	3,327
Net change in working capital	(9,045)	13,923
Other items — net	9,275	8,842

Total operating activities	194,754	244,868

Investing activities:
Capital expenditures	(88,453)	(65,285)
Acquisitions and equity investments	(68,597)	(86,671)
Other — net	1,146	3,420

Total investing activities	(155,904)	(148,536)

Financing activities:
Net short and long-term borrowings (repayments)	(10,469)	(3,707)
Dividends paid	(53,571)	(53,430)
Proceeds from termination of interest rate swaps		18,134
Stock options exercised	4,569	8,569

Total financing activities	(59,471)	(30,434)

Effect of exchange rate changes on cash	12,892	11,435

Net increase (decrease) in cash and short-term. investments	(7,729)	77,333
Cash and short-term investments at the beginning of period	266,428	189,095

Cash and short-term investments at the end of period	$258,699	$266,428

THE LUBRIZOL CORPORATION

SEGMENT INFORMATION

(In Thousands of Dollars)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

Revenues:
Fluid technologies for transportation	$388,842	$388,676	$1,554,733	$1,575,998
Fluid technologies for industry	122,077	102,538	464,085	382,427
All other	8,447	6,454	33,305	25,442

Total revenues	$519,366	$497,668	$2,052,123	$1,983,867

Segment contribution income (loss):
Fluid technologies for transportation	$64,324	$68,673	$286,880	$312,033
Fluid technologies for industry	17,785	16,770	73,276	70,335
All other	(2,466)	(2,792)	(7,658)	(10,247)

Total segment contribution income	$79,643	$82,651	$352,498	$372,121

Segment operating profit (loss):
Fluid technologies for transportation	$28,664	$34,269	$147,215	$163,324
Fluid technologies for industry	9,987	11,594	39,778	49,350
All other	(4,344)	(4,785)	(14,073)	(15,685)

Total segment operating profit	$34,307	$41,078	$172,920	$196,989